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                                                             Exhibit (10)M.(ii)


                     RESOLUTION OF THE BOARD OF DIRECTORS
                                      OF
                             UJB FINANCIAL CORP.
                         Meeting of October 18, 1989

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                         SUPPLEMENTAL RETIREMENT PLAN
                                     FOR
           PARTICIPANTS IN THE UJB FINANCIAL CORP. RETIREMENT PLAN



        WHEREAS, the Internal Revenue Code of 1986, as amended ("Code") requires with respect to tax-qualified pension plans (i) that annual benefit payments by such plans to any participant not exceed 60% of that participant's average annual base salary (the "60% limitation") and (ii) that annual salary of any participant in excess of $200,000 be excluded from the calculations of that participant's average annual base salary (the "salary limitation"); and

        WHEREAS, the UJB Financial Corp. Retirement Plan (the "Basic Plan") conforms to above-described requirements of the Code; and

        WHEREAS, the Corporation's Retirement Restoration Plan restores to participants in the Basic Plan benefits not payable because of the 60% limitation but does not restore benefits not payable because of the salary limitation; and

        WHEREAS, the Corporation desires to provide participants in the Basic Plan with the full benefits to which they would otherwise be entitled under the Basic Plan without regard to the 60% limitation or the salary limitation (the "full benefits"); and

        WHEREAS, counsel has advised the Corporation to adopt a Supplemental Retirement Plan, rather than amend the Corporation's Retirement Restoration Plan, to so provide full benefits to participants in the Basic Plan;

        NOW, THEREFORE, BE IT:

        RESOLVED, that the Corporation hereby adopts the Supplemental Retirement Plan in the form presented to this meeting and attached hereto (the "Plan") for employees who participate in the Basic Plan (the "Participants") for the purpose of providing Participants and their beneficiaries with pension or pension-related benefits which otherwise could not be paid to them under the Basic Plan because of the above-described salary limitation.

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                         SUPPLEMENTAL RETIREMENT PLAN



1.      Eligibility

                All Participants and beneficiaries whose retirement income benefits are limited, directly or indirectly, by the provisions of Code Section 401(a)(17) (or any successor provision) shall receive benefits pursuant to this Plan. In no event shall a Participant or beneficiary who is not entitled to benefits under the Basic Plan be eligible for, or receive, a benefit under this Plan.

2.      Amount of Benefit

                The benefits which the Corporation shall pay to a Participant or such Participant's beneficiaries under this Plan shall equal the excess, if any, of (a) over (b) where;

                (a) is the benefit which would have been paid to such Participant or on the Participant's behalf to his or her beneficiaries under the Basic Plan, if the provisions of the Basic Plan were administered without regard to the special limitations set forth in Code Sections 415 and 401(a)(17) (or any successor provisions); and

                (b) is the total limited benefit which is payable to such Participant or, on the Participant's behalf, to his or her beneficiaries under (i) the Basic


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                Plan, (ii) the Retirement Restoration Plan for
                Participants in the United Jersey Banks
                Retirement Plan ("Restoration Plan") and (iii) any contract or agreement between the Participant and the Corporation or other participating employer in the Basic Plan which provides for a supplementary benefit to the limited benefit payable under the Basic Plan and does not by its specific terms (whether executed prior or subsequent to the adoption of this Plan or the Restoration Plan) state that the Participant or his or her beneficiaries shall be entitled to the benefits payable under this Plan or the Restoration Plan in addition to the benefits payable under such contract.

3.      Form and Timing of Benefits

                Payments of benefits under this Plan shall be coincident in time and form with the payment of the limited benefit payments made to, or on behalf of, a Participant or beneficiary under the Basic Plan, unless otherwise determined by the Corporation. Any benefit payments under this Plan shall be net of any applicable withholding under federal or state law.

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4.      Vesting

                Subject to the right of the Corporation to discontinue the Plan, as provided in Section 8, a Participant shall have a nonforfeitable interest in benefits payable under the Plan to the same extent as the Participant has a "Vested Right" under Article I, Section 15 of the Basic Plan. Amounts otherwise vested, however, shall be forfeited to the extent that a Participant engages in activity resulting in a detriment to the Corporation, as determined by the Corporation, whether before or after the Participant's retirement.

3.      Funding

                Benefits under this Plan shall be paid from the general assets of the Corporation and other participating employers in the Basic Plan. This Plan shall be administered as an unfunded plan which is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code.
No Participant or beneficiary shall be entitled to receive any payment for benefits under this Plan from the qualified Trust maintained for the Basic Plan.

6.      Operation and Administration

                This Plan shall be operated under the direction of the Board of Directors and administered by the Benefits Committee in a manner consistent with the operation and administration of

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the Basic Plan as set forth in Article X of the Basic Plan.  The Benefits
Committee's decision in any matter involving the interpretation and application of this Plan shall be final and binding.

7.      Definitions

                All terms under this Plan shall have the same meaning as those terms used in the Basic Plan.

8.      Amendment and Discontinuance/State Laws

                The Corporation expects to continue this Plan indefinitely but reserves the right to amend or discontinue it if, in its sole judgment, such a change is deemed necessary or desirable. The interpretation of this Plan shall be pursuant to the laws of the State of New Jersey.